ADMINISTRATIVE SERVICES AGREEMENT


         AGREEMENT dated as of February 28, 1997 between PRAGMA
INVESTMENT TRUST (the "Trust"), an Ohio business trust, PRAGMA,
INC. ("PRAGMA"), a Texas corporation, and COUNTRYWIDE FUND
SERVICES, INC. ("Countrywide"), an Ohio corporation.

         WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940; and

         WHEREAS, PRAGMA is registered as an investment adviser under the Investment Advisers Act of 1940 and provides advisory services to the Trust pursuant to an Investment Advisory Agreement; and

         WHEREAS, under the Investment Advisory Agreement, PRAGMA is responsible for retaining and compensating agents to provide non- advisory services to the Trust; and

         WHEREAS, PRAGMA wishes to avail itself of the information, advice, assistance and facilities of Countrywide to perform on behalf of the Trust the services as hereinafter described; and

         WHEREAS, Countrywide wishes to provide such services to the Trust under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust, PRAGMA and Countrywide agree as follows:

         1. EMPLOYMENT. PRAGMA, being duly authorized, hereby employs Countrywide to perform those services described in this Agreement.
Countrywide shall perform the obligations thereof upon the terms and conditions hereinafter set forth.

         2. TRUST ADMINISTRATION. Subject to the direction and control of PRAGMA and the Trust, Countrywide shall supervise the Trust's business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other agents of PRAGMA or the Trust, Countrywide shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, and (iii) executive and administrative services. Countrywide shall supervise the preparation of (i) tax returns, (ii) reports to shareholders of the Trust, (iii) reports to and filings with the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust's registration statement, and (iv)




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necessary materials for meetings of the Trust's Board of Trustees unless prepared by other parties under agreement with PRAGMA or the Trust. Countrywide shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees; provided, however, that PRAGMA shall reimburse Countrywide for the expenses incurred by such personnel in attending Board of Trustees' meetings and shareholders' meetings of the Trust.

         3. RECORD KEEPING AND OTHER INFORMATION. Countrywide shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with PRAGMA or the Trust. Where applicable, such records shall be maintained by Countrywide for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940.

         4. AUDIT, INSPECTION AND VISITATION. Countrywide shall make available to PRAGMA and the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by PRAGMA and the Trust or their agents, or any regulatory agency having authority over the Trust.

         5. COMPENSATION. For the performance of Countrywide's obligations under this Agreement, PRAGMA shall pay Countrywide, on the first business day following the end of each month, a fee with respect to each series of the Trust equal to the annual rate of .15% of the average value during such month of daily net assets up to $25,000,000; .125% of such assets from $25,000,000 to $50,000,000; and .10% of such assets in excess of $50,000,000; provided, however, that the minimum fee shall be $1,000 per month for each series. Countrywide shall not be required to reimburse the Trust or PRAGMA for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Trust.

         6. INDEMNIFICATION OF COUNTRYWIDE. Countrywide may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Countrywide nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust or PRAGMA in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this


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Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of Countrywide under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Countrywide under this Agreement.

                  Any person, even though also a director, officer, employee, shareholder or agent of Countrywide, or any of its affiliates, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely as an officer, trustee, employee or agent of the Trust and not as a director, officer, employee, shareholder or agent of or one under the control or direction of Countrywide or any of its affiliates, even though paid by one of those entities.

                  Notwithstanding any other provision of this Agreement, the Trust and PRAGMA shall each indemnify and hold harmless Countrywide, its directors, officers, employees, shareholders, agents, control persons and affiliates, from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Countrywide may sustain or incur or which may be asserted against Countrywide by any person, by reason of, or as a result of: (i) any action taken or omitted to be taken by Countrywide in good faith in reliance upon any certificate, instrument, order or stock certificate believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or
(ii) any action taken or omitted to be taken by Countrywide in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of Countrywide or its directors, officers, employees, shareholders or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

         7. SERVICES FOR OTHERS. Nothing in this Agreement shall prevent Countrywide or any affiliated person of Countrywide from providing services for any other person, firm or corporation, including other investment companies; provided, however, that Countrywide expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.


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         8. COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for PRAGMA or the Trust which services could cause Countrywide to be deemed an "investment adviser" of the Trust within the meaning of Section 2(a)(20) of the Investment Company Act of 1940 or to supersede or contravene the Prospectus or Statement of Additional Information of the Trust or any provisions of the Investment Company Act of 1940 and the rules thereunder.

         9. RENEWAL AND TERMINATION. This Agreement shall become effective on the date first above written and shall remain in force for a period of two (2) years from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or Countrywide, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the Trust's outstanding voting securities. This Agreement may be terminated without the payment of any penalty by any party upon sixty (60) days' written notice to the other parties. Upon the termination of this Agreement, PRAGMA shall pay Countrywide such compensation as may be payable for the period prior to the effective date of such termination.

         10. LIMITATION OF LIABILITY. The term "PRAGMA Investment Trust" means and refers to the trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

         11. SEVERABILITY. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

         12. QUESTIONS OF INTERPRETATION. This Agreement shall be governed by the laws of the State of Ohio. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any,


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by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         13. REPRESENTATIONS OF COUNTRYWIDE. Countrywide represents and warrants that no legal proceedings or regulatory investigations are pending against Countrywide which could have a material impact on the operations or financial condition of Countrywide. Countrywide also represents and warrants that it currently maintains all registrations and meets all capital requirements under applicable laws in order to provide the services contemplated herein, and will continue to do so for the duration of this Agreement. Countrywide agrees that it will notify PRAGMA and the Trust immediately should it become a party to any legal proceeding, regulatory investigation or enforcement action that could have a material impact on the operations or financial condition of Countrywide. Countrywide further agrees that it will immediately notify PRAGMA and the Trust of any material change in the ownership or control of Countrywide.

         14. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and of PRAGMA for this purpose shall be 7150 Greenville Avenue, Suite 101, Dallas, Texas 75231 and that the address of Countrywide for this purpose shall be 312 Walnut Street, Cincinnati, Ohio 45202.

         15. BINDING EFFECT. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                              PRAGMA INVESTMENT TRUST


                                              By:/S/ JOHN H. ALBAN III
                                              Its: President


                                              PRAGMA, INC.


                                              By:/S/ JOHN H. ALBAN III
                                              Its: President


                                              COUNTRYWIDE FUND SERVICES, INC.


                                              By:/S/ ROBERT G. DORSEY
                                              Its: President



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